Exhibit 10.1


                              CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement"), effective as of June 30, 2006 (the "Effective Date"), is by and between Tumbleweed Communications Corp., a Delaware corporation with offices located at 700 Saginaw Drive, Redwood City, CA 94063 ("Tumbleweed"), and Taher Elgamal, an individual residing in California ("Consultant"). In consideration of the premises and mutual promises set forth in this Agreement, and other good and valuable consideration, the exchange, receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Services. Consultant hereby agrees to perform the services described in Exhibit A in accordance with the timeline set forth therein (collectively, the "Services"). Consultant shall exercise the highest degree of professionalism, and utilize Consultant's expertise and creative talents in completing the Services. In completing the Services, unless otherwise agreed by Tumbleweed in writing, Consultant shall provide his own equipment, tools and other materials at Consultant's own expense. Consultant shall perform the Services in a timely and professional manner consistent with industry standards, and at a location, place and time which Tumbleweed deems appropriate. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Tumbleweed's prior written consent. Consultant shall take all necessary precautions to prevent injury to any persons (including employees of Tumbleweed) or damage to property (including Tumbleweed's property) during the Term (as defined in Section 4 below). If Tumbleweed permits Consultant to use any of Tumbleweed's software, equipment, tools, or facilities during the Term: (a) Consultant shall comply with all terms and conditions governing the use of such software, equipment, tools, or facilities (e.g., software licenses, security requirements and safety requirements); and (b) such permission shall be gratuitous and Consultant shall be responsible for any injury to any person (including death) or damage to property (including Tumbleweed's property) arising out of use of such software, equipment, tools or facilities, whether or not such claim is based upon its condition or on the alleged negligence of Tumbleweed in permitting its use.

2. Reports. Consultant shall coordinate his work efforts with and regularly report Consultant's progress in performing the Services to Tumbleweed's Chief Executive Officer, at whose direction Consultant shall prepare and deliver reports describing in reasonable detail the activities and results generated during the course of performing the Services.

3. Compensation and Expenses. In consideration for the performance of all Services under this Agreement, Tumbleweed will compensate Consultant as set forth in Exhibit A. Unless otherwise agreed in writing in advance by Tumbleweed, Tumbleweed will not reimburse Consultant for any costs or expenses incurred by Consultant in connection with this Agreement.

4. Term and Termination. The term of this Agreement will commence on the Effective Date of this Agreement and continue in full force and effect until Tumbleweed's acceptance of the last deliverable described in Exhibit A, unless earlier terminated in accordance with the terms and conditions of this Agreement, or extended by mutual written agreement of the parties (the "Term"). Consultant may terminate this Agreement upon written notice to Tumbleweed if Tumbleweed materially breaches any term or condition of this Agreement and, if capable of cure, does not cure such breach within thirty (30) calendar days after receiving written notice of such breach stating the non-breaching party's intent to terminate this Agreement. Tumbleweed may terminate this Agreement with or without cause upon ten (10) days prior written notice to Consultant. The obligations of the parties contained in Sections 2, 4, 5, 8, 10, 11 and 12 of this Agreement shall survive expiration or any termination of this Agreement.

5.       Inventions.

         5.1 Consultant shall promptly disclose in writing to Tumbleweed, or to any persons designated by Tumbleweed, all discoveries, inventions, and improvements including, without limitation, any designs, formulas, compounds, structures, works of authorship, trade secrets, technology, computer programs, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable, (collectively, "Inventions") which Consultant, either alone or jointly, makes, conceives of or reduces to practice (a) in the course of or as a result of performing Services, (b) through use of information disclosed by Tumbleweed, (c) through funding provided by Tumbleweed, and/or (d) from use of premises or materials owned, leased or contracted for by Tumbleweed (such Inventions collectively, "Tumbleweed Inventions"). Consultant shall not disclose Tumbleweed Inventions to any person outside Tumbleweed unless requested in writing to do so by Tumbleweed.

         5.2 Consultant agrees that all Tumbleweed Inventions shall be the sole property of Tumbleweed. Consultant agrees to irrevocably assign and hereby irrevocably assigns to Tumbleweed all right, title and interest in and to all Tumbleweed Inventions including, without limitation, all patents, patent rights, copyrights, mask work rights, trade secret rights, and other intellectual property and rights anywhere in the world in connection therewith (collectively "Rights"). Tumbleweed shall be the sole owner of all Rights.

         5.3 Consultant agrees to perform, during and after the Term of this Agreement, all acts deemed necessary or desirable by Tumbleweed to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or Consultant's assignment with respect to such Tumbleweed Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance and cooperation in legal proceedings. If, and then only to the extent that, Tumbleweed is unable after reasonable efforts, to secure Consultant's signature on any document needed in connection with furthering the purposes of this Section 5.3, Consultant hereby irrevocably designates and appoints Tumbleweed and its duly authorized officers and agents, as Consultant's agents and attorneys-in-fact to act for and in behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the purposes of this Section 5.3 with the same legal force and effect as if executed by Consultant. It is understood and agreed that Tumbleweed, or its designee, shall have the sole right, but not the obligation, to prosecute and maintain patent applications and patents worldwide with respect to Tumbleweed Inventions.

         5.4 Any assignment of copyright under this Section 5 includes, without limitation, all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any action of Tumbleweed that would violate such Moral Rights in the absence of such consent. Consultant shall confirm any such waivers and consents from time to time as requested by Tumbleweed.

         5.5 Consultant shall not incorporate any Invention owned by Consultant or any third party into any work product of the Services without Tumbleweed's prior written consent. Consultant hereby grants to Tumbleweed a nonexclusive, royalty-free, fully, paid-up, perpetual, irrevocable, worldwide license to use, reproduce, distribute, perform, display, transmit, prepare derivative works of, make, have made, modify, sell, import, export, sublicense (with the right to grant and authorize sublicenses) and otherwise exploit, and have the same performed on its behalf by third parties, any such Invention incorporated in any such work product.

6.       Certain Other Contracts.

         6.1 Consultant shall not improperly use or disclose any confidential information, proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant shall not bring onto Tumbleweed's premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing in advance by such employer, person or entity.

         6.2 Consultant shall not perform the Services during time that is required to be devoted to any third party. Consultant shall not use the funding, resources and facilities of any other third party, without the prior written consent of Tumbleweed, to perform Services and shall not perform Services in any manner that would give any third party rights or access to any work product of such Services.

         6.3 Consultant represents and warrants that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from rendering the Services and otherwise complying with the provisions of this Agreement. Consultant shall not enter into any such conflicting agreement during the Term of this Agreement.

7.       Government Contracts.

         7.1 U.S. Government Contracts. In the event that Consultant shall perform services under this Agreement in connection with any U.S. Government contract in which Tumbleweed may be the prime contractor or subcontractor, Consultant agrees to abide by all laws, rules and regulations relating thereto. To the extent that any such law, rule or regulation requires that a provision or clause be included in this Agreement, Consultant agrees that such provision or clause shall be deemed added to, and integrated into, this Agreement by this reference.

         7.2 Security. Without limiting any obligations of Consultant set forth in Section 8: (a) in the event the services of the Consultant require Consultant to have access to U.S. Department of Defense classified material, or other classified material in the possession of Tumbleweed's facility, such material shall not be removed from Tumbleweed's facility; and (b) Consultant agrees that all work performed under this Agreement by Consultant which involves the use of classified material mentioned above shall be performed in a secure fashion (consistent with applicable law and regulations for the handling of classified material) and only at Tumbleweed's facility.

8.       Confidentiality.

         8.1 Consultant acknowledges that, during the Term of this Agreement, Tumbleweed may disclose information to Consultant relating to Tumbleweed's business (including, without limitation, names, expertise and compensation of employees and consultants, trade secrets, know-how, mask works, formulas, processes, techniques, methods, ideas, inventions (whether patentable or not), improvements, discoveries, developments, designs, schematics, computer programs and documentation, algorithms, test data, development tools, manufacturing capability or processes, relationships with other business or research organizations, business plans, budgets, contracts, grants, costs, profits, and other technical, business, financial, customer and product development plans, forecasts, strategies, budgets, unpublished financial statements, costs, prices, projects, products, suppliers, licenses, customers and potential customers) (collectively "Confidential Information"). Confidential Information shall be deemed to include Inventions and also includes any information which Tumbleweed has received from a third party to which Tumbleweed is obligated to treat as confidential or proprietary. Consultant acknowledges that Tumbleweed's business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to Tumbleweed. Confidential Information does not include any information that Consultant can document (a) is or becomes generally known to the public through no improper action or inaction by Consultant or any affiliate, agent, consultant or employee of Consultant, (b) was in Consultant's possession or becomes known to Consultant prior to receipt from Tumbleweed without restriction, or (c) was rightfully disclosed to Consultant by a third party without restriction. Notwithstanding the foregoing, all Confidential Information developed by or for Consultant and assigned to Tumbleweed in connection with this Agreement shall be deemed Confidential Information of Tumbleweed and exception (b) above will not be applicable thereto.

         8.2 Consultant shall only use the Confidential Information to perform the Services under this Agreement and shall not use the Confidential Information in any way that is detrimental to Tumbleweed.

         8.3 Consultant agrees (a) to hold the Confidential Information in strictest confidence and to apply his best efforts to protect such Confidential Information (including, without limitation, taking at least that level of precaution Consultant employs with respect to his most sensitive confidential materials), (b) to maintain any such Confidential Information or any information derived therefrom wholly separate from information provided to Consultant by any third party or belonging thereto, (c) not to disclose, directly or indirectly, any Confidential Information or any information derived therefrom to any third person, (d) not to take any such Confidential Information into the facilities of any third party, and (e) not to copy or reverse engineer any such Confidential Information. Consultant shall notify Tumbleweed in writing immediately upon the occurrence of any unauthorized release or other breach of this Section 8 of which Consultant is aware.

         8.4 Consultant may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, Consultant shall give Tumbleweed at least thirty (30) calendar days advance notice, or such notice as is reasonably practicable under the circumstances, to enable Tumbleweed to seek confidential treatment of such Confidential Information, whether by protective order or otherwise.

         8.5 Upon the earlier of expiration or termination of this Agreement, or upon Tumbleweed's request, Consultant shall promptly return to Tumbleweed or, at Tumbleweed's request, destroy all materials containing Confidential Information as well as data, records, reports, notes, compilations and other property, whether or not pertaining to Confidential Information, furnished by Tumbleweed to Consultant or produced by Consultant in connection with the Services rendered under this Agreement, together with all copies of any of the foregoing.

         8.6 Nothing in this Agreement is intended to grant to Consultant any rights under any patent or copyright of Tumbleweed, nor shall this Agreement grant Consultant any rights in or to any Confidential Information, except for the purpose of providing Services to Tumbleweed.

         8.7 Except to the extent required by law, Consultant shall not disclose the terms, existence or subject matter of this Agreement.

9. Use of Name. It is understood by Consultant that Consultant's name may appear in certain Tumbleweed disclosure documents including, without limitation, those required by securities laws and in other regulatory and administrative filings in the ordinary course of Tumbleweed's business.

10. Indemnification. Consultant shall indemnify and hold harmless Tumbleweed, its directors, officers, employees, agents, contractors, customers, licensees, successors and assigns (collectively, "Indemnitees") from and against any and all liabilities, losses, damages, settlements, claims, actions, suits, penalties, fines, costs and expenses (including, without limitation, attorney's fees and other expenses of litigation), incurred by any Indemnitee to the extent arising from (a) any negligent, reckless or intentionally wrongful act of Consultant, (b) any breach of Consultant of any of his obligations under this Agreement, (c) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (d) any actual or alleged violation of a third party's rights resulting in whole or in part from Tumbleweed's use of the work product of Consultant under this Agreement.

11. Non-Solicitation. During the Term of this Agreement and for a period of twelve (12) months thereafter, Consultant shall not directly or indirectly solicit or encourage any employee or contractor of Tumbleweed to terminate employment with, or cease providing services to, Tumbleweed.

12.      Miscellaneous Provisions.

         12.1 Independent Contractor; Withholdings. Consultant shall at all times be an independent contractor, and as such shall not have any right, power or authority to bind Tumbleweed. Consultant shall not act as an agent nor shall Consultant be deemed to be an employee, agent, partner, franchisor, franchisee or legal representative of Tumbleweed for any purpose including, without limitation, for the purposes of any employee benefit program or unemployment benefits. Consultant shall exercise his own independent and professional judgment in performing the Services. Consultant shall determine in his discretion the manner and means of performing the Services. Consultant recognizes that no amount will be withheld from his compensation for payment of any federal, state, or local taxes and that Consultant has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations. To the extent required by applicable laws and regulations, Tumbleweed shall report such compensation to the appropriate state and federal regulatory agencies. Consultant shall not enter into any agreements or incur any obligations on behalf of Tumbleweed. Consultant hereby indemnifies Tumbleweed against any obligation imposed on Tumbleweed to pay withholding taxes or similar items or resulting from a court's or governmental entity's determination that Consultant is not an independent contractor to Tumbleweed.

         12.2 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered in person, by a nationally recognized overnight courier, or by facsimile (receipt confirmed), to the addresses given in Exhibit A or such other addresses as may be designated in writing by the applicable party from time to time, and shall be deemed to have been given when sent.

         12.3 Compliance with Laws. Consultant shall perform all Services in accordance with all applicable laws, rules and regulations. Any software and other technical information disclosed under this Agreement may be subject to restrictions and controls imposed by the Export Administration Act, Export Administration Regulations and other laws and regulations of the United States and any other applicable government or jurisdiction, as enacted from time to time (the "Acts"). Consultant agrees to comply with all restrictions and controls imposed by the Acts.

         12.4 Severability. If any provision, or portion thereof, of this Agreement is found to be invalid, unlawful or unenforceable to any extent, such provision of this Agreement will be enforced to the maximum extent permissible by applicable law so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. The parties shall negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent and economic effect of such provision.

         12.5 Construction and Remedies. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to "Sections" and/or "Exhibits" refer to the sections and exhibits to this Agreement. The word "day" when used in this Agreement means a calendar day. The word "law" (or "laws") when used in this Agreement means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a government entity. The parties and their respective counsel have had an opportunity to fully negotiate this Agreement. Accordingly, neither this Agreement as a whole nor any part of this Agreement shall be construed in favor of or against either party. If any term of the body of this Agreement conflict with any Exhibit to this Agreement, the term of the body of this Agreement shall prevail. Unless otherwise expressly stated to the contrary in this Agreement, all remedies are cumulative, and the exercise of any express remedy by either party in this Agreement does not by itself waive such party's right to exercise its other rights and remedies available at law or in equity. Consultant acknowledges that Tumbleweed would have no adequate remedy at law to enforce
Section 7 of this Agreement. In the event of a breach or threatened breach by Consultant of Section 7, Tumbleweed shall have the right to obtain injunctive or other similar relief, as well as any remedy available at law, without the requirement of posting bond or other similar measures.

         12.6 Assignment. Consultant may not assign or otherwise transfer this Agreement or any rights or obligations under this Agreement, in whole or in part, voluntarily or involuntarily, by operation of law or otherwise (including, without limitation, by way of a change of ownership of fifty percent (50%) of more of Consultant's outstanding shares, asset acquisition, merger, consolidation or otherwise, whether in one or a series of transactions). Tumbleweed may assign all rights and liabilities under this Agreement without the consent of Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties. Any assignment in violation of this Section 12.6 will be null and void.

         12.7 Governing Law and Dispute Resolution. This Agreement will be interpreted and construed in accordance with the laws of the State of California, without regard to conflict of law principles. The parties agree that any dispute arising under or in connection with this Agreement (including, without limitation, Consultant's performance of Services under, breach, termination, interpretation or validity of this Agreement) shall be subject to the exclusive jurisdiction and venue of the state courts in and for the County of Santa Mateo, California and the federal courts in and for the Northern District of California, and each party hereby agrees to submit to the personal and exclusive jurisdiction and venue of such courts.

         12.8 Waiver. Any waiver of the provisions of this Agreement or of a party's rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be construed as a waiver of such party's rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party's right to take subsequent action.

         12.9 Entire Agreement; Modification. This Agreement (including, without limitation, the Exhibits and any addenda to this Agreement signed by both parties) contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter. Notwithstanding the foregoing, neither party shall be relieved of any of its respective obligations with respect to any information subject to the terms of any confidentiality agreement entered into by the parties prior to the Effective Date. Except as set forth in
Section 12.4, this Agreement may not be amended, except by a writing signed by both parties.

         12.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute one Agreement. Facsimile signatures shall be acceptable as originals and binding on the parties.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

TUMBLEWEED COMMUNICATIONS CORP.:          CONSULTANT:


By:                                       By:
   ------------------------------------       ----------------------------------

Print Name:                               Print Name:
            ---------------------------               --------------------------

Title:                                    Date:
       --------------------------------         --------------------------------

Date:
      ---------------------------------

                                    EXHIBIT A

Scope of Services:
-----------------

Consultant will contribute to Tumbleweed's strategy development and business planning by providing insight into (i) the longer-term technology needs of the markets the company serves and intends to serve, and (ii) how the company can competitively provide products and services to meet those technology needs. Consultant will provide technological analysis and assessment services, including reviews of emerging technologies provided by start-up companies and similar entities, that will be a key source of advice to senior management in aligning the company's strategy and resources with the market opportunities at hand.

Frequency of Services:
---------------------

Consultant will provide two days of Services per week; Services in excess of two days per week require the prior written consent of Tumbleweed's CEO.

Compensation:
------------

1. Consultant will receive a one-time fee of Twelve Thousand Dollars ($12,000) within ten business days of the Effective Date.

2. Consultant will be granted stock options to purchase 125,000 shares of Tumbleweed common stock. The stock options are subject to a vesting schedule, whereby they vest ratably over a period of one year at rate equal to 1/12th per month.

If a Change of Ownership Control occurs during the Term of this Agreement, followed within six months by either (i) the termination of this Agreement by the successor to Tumbleweed for any reason other than Cause, then immediately prior to such termination, subject to your delivery of a signed release of claims in a form reasonably satisfactory to such successor, the vesting of one hundred percent of the then-outstanding stock options granted pursuant to this Agreement shall occur.

"Cause" means only: the commission of a felony by you intended to result in your substantial personal enrichment at Tumbleweed's expense, conviction of a crime involving moral turpitude, or willful failure to perform your duties to Tumbleweed, which failure is deliberate, results in injury to Tumbleweed, and continues for more than 15 days after written notice is given to you. For purposes of this definition, no act or omission is considered to have been "willful" unless it was not in good faith and you had knowledge at the time that the act or omission was not in the best interests of Tumbleweed.

"Change of Ownership Control" means any sale of all or substantially all of Tumbleweed's assets, or any merger, consolidation, or stock sales that results in the holders of Tumbleweed's capital stock immediately prior to such transaction owning less than 50% of the voting power of Tumbleweed's capital stock immediately after such transaction.

3. In addition, Consultant will be paid monthly for services rendered on a per diem basis, at a rate equivalent to $250,000 per year for full time Services.


Addresses for the Purpose of Giving Notice:
------------------------------------------

-------------------------------------- -----------------------------------------
If to Consultant:                      If to Tumbleweed:
-------------------------------------- -----------------------------------------
Taher Elgamal                          Tumbleweed Communications Corp.
                                       700 Saginaw Drive
                                       Redwood City, California  94063
                                       Attention: Director of Product Marketing
                                       Telephone:  (650) 216-2000
                                       Facsimile:  (650) 216-2001

                                       With a copy to:
                                       Attention: General Counsel
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